This is an amendment and restatement of the AGREEMENT made February 22, 2005 effective as of the 1st day of April 2005 by and between TRANS-LUX CORPORATION, a Delaware corporation having an office at 26 Pearl Street, Norwalk, CT 06850 (hereinafter called "Employer"), and MICHAEL R. MULCAHY residing at 24 Beeholm Road, Redding, CT 06896 (hereinafter called, "Employee"). This amended and restated agreement is made effective January 1, 2009.

                              W I T N E S S E T H:

WHEREAS, Employer and Employee have entered into the Agreement; and

WHEREAS, Section 409A of the Internal Revenue Code, and regulations and guidance issued thereunder, including IRS Notice 2007-34 (the "409A Requirements") require deferred compensation arrangements as defined therein to be in compliance by December 31, 2008 and Employer and Employee desire to enter into this Amendment to satisfy such 409A Requirements, it being understood nothing contained in this Amendment is intended to increase any compensation or other benefits to Employee in order to comply with the 409A Requirements;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

     2. (a) The term ("Term") of the Agreement shall be the five year period commencing April 1, 2005 and terminating March 31, 2010.

         (b) In the event that Employee remains or continues in the employ of Employer after the Term, such employment, in the absence of a further written agreement, shall be on an at-will basis, terminable by either party hereto on thirty (30) days' notice to the other and, upon the 30th day following such notice, the employment of Employee shall terminate.

         (c) Upon expiration of the Term of this Agreement, neither party shall have any further obligations or liabilities to the other except as otherwise specifically provided in this Agreement.

     3. Employee shall be employed in an executive capacity of Employer (and such of its affiliates, divisions and subsidiaries as Employer shall designate). Employer shall use its best efforts to cause Employee to be elected and continue to be elected President and Chief Executive Officer of Employer during the Term of this Agreement. The precise services of Employee may be designated or assigned from time to time at the direction of the Board of Directors, the Chairman of the Board, and the Vice-Chairman of the Board, provided, however, that the duties assigned shall be of a character and dignity appropriate to a senior executive of a corporation and consistent with Employee's background and experience, and all of the services to be rendered hereunder by Employee shall at all times be subject to the control, direction and supervision of the Board of Directors of Employer, to which Employee does hereby agree to be bound. Employee shall devote his entire time, attention and energies during usual business hours (subject to Employer's policy with respect to vacations, holidays and illnesses for comparable executives of Employer) to the business and affairs of Employer, its affiliates, divisions and subsidiaries as Employer shall from time to time direct. Employee further agrees during the Term of this Agreement to serve as an officer or director of Employer or of any affiliate or subsidiary of Employer as Employer may request, and if Employee serves as such officer or a director he will do so without additional compensation, other than director's fees or honoraria, if any. Subject to execution of this Agreement, Employee has been nominated as a director of Employer for election at Employer's 2005 Annual Meeting of Stockholders, but Employer cannot guaranty that Employee will be so elected by the stockholders, and the failure of Employee to be so elected as director of Employer shall not constitute breach of this Agreement. Employer agrees that during the Term of this Agreement Employee's principal office of employment shall be within a sixty (60) mile radius of Norwalk, Connecticut.

     During the Term of this Agreement and during any subsequent employment of Employee by Employer, Employee shall use his best efforts, skills and abilities in the performance of his services hereunder and to promote the interests of Employer, its affiliates, divisions and subsidiaries. Employee shall not, during the Term and during any subsequent employment of Employee by Employer, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made, provided, however, that Employee shall not, either directly or indirectly, be a director of or make any investments in any company or companies which are engaged in businesses competitive with those conducted by Employer or by any of its subsidiaries or affiliates except where such investments are in stock of a company listed on a national securities exchange, and such stock of Employee does not exceed one percent (1%) of the outstanding shares of stock of such listed company.

     Employee shall not at any time during or after the Term of this Agreement use (except on behalf of Employer), divulge, furnish or make accessible to any third person or organization any confidential information concerning Employer or any of its subsidiaries or affiliates or the businesses of any of the foregoing including, without limitation, confidential methods of operations and organization, confidential sources of supply, identity of employees, customer lists and confidential financial information. In addition, Employee agrees that all lists, materials, books, files, reports, correspondence, records and other documents and information ("Employer Materials") used, prepared or made available to Employee, shall be and shall remain the property of Employer. Upon the termination of employment of Employee or the expiration of this Agreement, whichever is earlier, all Employer Materials shall be immediately returned to Trans-Lux Corporation, and Employee shall not make or retain any copies thereof: nor disclose or otherwise use any information relating to said Employer Materials to any other party. As used herein the term Employer shall include Employer, Employer's subsidiaries and affiliates, and any individuals employed during the term of their employment, by any of them.

     4. (a) For all services rendered by Employee during the Term of this Agreement, Employer shall pay Employee a salary at the rate of TWO HUNDRED EIGHTY THOUSAND DOLLARS ($280,000) per annum during each of the periods April 1, 2005 to March 31, 2006, April 1, 2006 to March 31, 2007, April 1, 2007 to March
31, 2008, April 1, 2008 to March 31, 2009 and April l, 2009 to March 31, 2010
and subject to the CPI Adjustment, as hereinafter defined, for each future calendar year subsequent to 2005. The payments to be made to Employee for the twelve month periods commencing April, 2006, 2007, 2008 and 2009 shall each be appropriately adjusted upward ("CPI Adjustment") for inflation in the prior calendar year at the beginning of each such twelve month period based on the United States Department of Labor Bureau of Labor Statistics, Consumer Price Index, United States City Average, all items (2006 = 100). Such salary shall be payable weekly, or monthly, or in accordance with the payroll practices of Employer for its executives. The Employee shall also be entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which Employer presently provides, or may provide for him and for its employees generally.

This Agreement shall not be deemed abrogated or terminated if Employer, in its discretion, shall determine to increase the compensation of Employee for any period of time, or if the Employee shall accept such increase. In addition to the group insurance set forth herein, Employer also agrees to continue to provide Employee with term life insurance in the amount of $75,000 at the non-smoking rate during the term of this Agreement, provided Employee is insurable at standard rates, with Employee paying any excess premium over the non-smoking rate. The Employer shall transfer such policy to Employee on his retirement or termination of this Agreement by either party without cause. All payments under this Agreement are in United States dollars unless otherwise specified. In the event Employee is non-insurable, then Employer shall pay to Employee from such determination during the remainder of the Term annually the amount the premium for the above mentioned $75,000 policy would have been at the standard rates. Upon termination of this Agreement as a result of expiration of the Term (without any new agreement), or termination by either party of any at-will employment basis or either the Employee's retirement or discharge without cause, Employer agrees to pay for (i) continuation of coverage of Employee's present $75,000 life insurance for one (1) year and, (ii) unless Medicare or equivalent is in effect, medical insurance coverage, for Employee and his present spouse for the period of time coverage is available under COBRA, not to exceed eighteen (18) months and, thereafter for additional months so that the maximum time period for medical coverage is three (3) years, provided, however, any such coverage shall cease at Employee's 65th birthday (or in the case of his spouse, what would have been Employee's 65th birthday if he dies during such time period).

         (b) Employer may make appropriate deductions from the said payments required to be made in this Section 4 to Employee to comply with all governmental withholding requirements.

         (c) If, during the Term of this Agreement and if the Employee is still in the employ of Employer, Employee shall be prevented from performing or be unable to perform, or fail to perform, his duties by reason of being disabled for four (4) consecutive months (excluding normal vacation time) during the Term hereof, Employer agrees to pay Employee thereafter for the duration of such incapacity (i) during the Term, or (ii) 24 months, whichever is greater, 50% of the base salary which Employee would otherwise have been entitled to receive (in the same form and on the same schedule) if not for the disability; provided, however, if such 4(c) shall terminate and Section 7 shall apply. If payments under Section 7 cease because of Employee's death prior to the end of the 24 month period under this Section 4(c), then the balance of the payments hereunder will be made, for example, if Employee has received 6 months of disability payments before the Term expires and dies after receiving 12 months of payments under Section 7, then Employee's widow or surviving issue will receive the remaining 6 months of payments under this Section 4(c). If Employee dies during such 24 month period prior to the end of the Term, then Section 4(e) shall apply and the payments under this Section 4(c) shall terminate.

         For purposes of this Agreement, a Employee shall be considered to be "disabled" or have a "disability" if the Employee meets one of the following requirements:

             (A) The Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

             (B) The Employee is, by reason of any medically determinable physical or mental impairment expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

A Employee will be deemed to be disabled if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program that applies a definition of disability that is at least as restrictive as the foregoing description in this Section 4(c).

         (d) The Board, upon the recommendation of the Compensation Committee of the Board, shall consider the grant of a bonus ("Bonus") to Employee based on Employer's performance for Employer's immediately preceding fiscal year for each of 2006, 2007, 2008, 2009, 2010 and 2011. Such Bonus, if awarded, and unless otherwise deferred by Employee, shall be paid on the May 31st following the end of the applicable fiscal year. Employee hereby agrees to defer payment of any Bonus for any fiscal year commencing with the 2009 fiscal year until the June 1 following the end of the applicable fiscal year. Employee hereby acknowledges the restrictions on changing such deferral to another date.

         Notwithstanding the foregoing, Employer shall pay Employee the Bonus rate applicable for each level of annual pre-tax consolidated earnings for any of the fiscal years ending December 31, 2005 (including the period January 1-March 31, 2005 as provided hereafter in Section 13), 2006, 2007, 2008, 2009 and 2010 only, (provided however that the Bonus, if any, for 2010 shall be 25% of the amount set forth below for such year), in the respective amounts hereinafter set forth in the event Employer's pre-tax consolidated earnings for such year determined in accordance with Section 4( d) meet or exceed the respective amounts hereinafter set forth, not to exceed $150,000 for any year ($37,500 for January 1-March 31, 2010).

Amount of Annual Pre-Tax   Bonus Percent  Highest Amount
  Consolidated Earnings      On Amount      Pre Level
  ---------------------      ---------      ---------
$ 0         - $ 1,000,000       2 1/2%      $ 25,000
$ 1,000,000 -   2,000,000       3 1/4%        32,500
$ 2,000,000 -   4,312,500         4%          92,500
                                            --------
                                            $150,000 (highest aggregate bonus)

No Bonus shall be payable for annual pre-tax consolidated earnings less than $500,000 or in excess of $4,312,500. There shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of' the Employer's net book value as at the end of the immediate preceding fiscal year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, or (z) any contractual Bonuses and or contractual profit participations accrued or paid to Employee and other employees.

     Provided Employee is not in default of the Agreement, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant the Employee the aforesaid Bonus or any portion thereof for such year based on his performance.

     Notwithstanding anything to the contrary contained herein, if Employee is not in the employ of Employer at the end of any aforesaid 2005, 2006, 2007, 2008 and 2009 fiscal years, or on March 31, 2010 no Bonus shall be paid for such fiscal year or part thereof as to 2009. In the event of Employee's death on or after January 1 of 2006, 2007, 2008, 2009 or 2010, or April 1, 2010 as to 2010,
any Bonus to which he is otherwise entitled for the prior fiscal year or 2010, as the case may be, shall be paid to his widow if she shall survive him or if she shall predecease him to his surviving issue per stirpes and not per capita.

     Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by Employer. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by Employer's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in Employer's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Notwithstanding the foregoing, any interest expense savings resulting from conversion of the Employer's 7 1/2 % Convertible Subordinated Notes due 2006 and 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 may be included or excluded in such calculation by the Board in its sole discretion. Employer undertakes to use reasonable efforts to cause said accountants to prepare and furnish such statements promptly following the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with delivery of such statement by accountants to it, to deliver a copy of such statement to Employee. The Employer shall not have any liability to Employee arising out of any delays with respect to the foregoing.

         (e) In the event Employee dies during the Term of this Agreement while the Employee is still in the Employ of Employer, Employer shall pay to Employee's widow or his surviving issue, as the case may be, for twenty-four
(24) months, annual death benefits payable weekly or in accordance with Employer's payroll practices in an amount equal to 50% of Employee's then annual base salary rate.

         (f) Employer agrees to continue to provide Employee with split dollar life insurance in the initial face amount of $500,000 with paid-up additions from dividends for up to the first 20 years of the policy in accordance with Male Smoker Age 50 Presentation annexed hereto as Exhibit B. In the event and at such time as Employee stops smoking in accordance with the insurance company's regulations, any premium reductions resulting there from shall be utilized to purchase additional life insurance for Employee under separate policies in accordance with the available offerings. Employee hereby waives all cash surrender rights under such policy and other benefits, if any, except for the death benefit payable to beneficiaries.

         (g) In addition, Employer agrees to provide to Employee and his beneficiaries (''Beneficiaries'') as additional supplemental retirement benefits ("ASRB"), an amount so that the aggregate retirement benefits payable to Employee and Beneficiaries under the Retirement Pension Plan for Employees of Trans-Lux Corporation and Certain of its Subsidiaries and/or Affiliates (''Plan'') plus such ASRB will equal the amount which would have been payable to Employee and Beneficiaries under the Plan but for (i) the limitations on the maximum annual benefits imposed by Section 415 of the Internal Revenue Code of 1986 (''IRC''), (ii) the limitations on the amount of annual compensation which may be taken into account under Section 401(a)(17) of the IRC, and (iii) any further limitations in benefits under the Plan resulting from statutory changes or from modifications in the Plan required by statutory changes after December 31, 2001. It is understood that the purpose of this paragraph is that (a) Employee and Beneficiaries shall receive as a result of the ASRB payment, the full benefit which would otherwise have been payable from the Plan had no Plan or statutory restrictions been imposed by law, and (b) that any additional taxes payable by Employee on any ASRB payment as a result of such Plan or statutory restrictions shall be paid to Employee by Employer grossed up in such manner as to offset the effect of Employee's state and federal income taxes on such payments. The obligations of Employer payable pursuant to this subparagraph (g) are intended to be unfunded for income tax purposes and shall not constitute a trust fund, escrow amount, amount set apart, or other account credited with funds for the benefit of Employee or his Beneficiaries.

     5. During the Term of this Agreement, Employer will reimburse Employee for traveling or other out-of-pocket expenses and disbursements incurred by Employee with Employer's approval in furtherance of the businesses of Employer, its affiliates, divisions or subsidiaries, upon presentation of such supporting information as Employer may from time to time request.

     6. During the Term of this Agreement, Employee shall be entitled to a vacation during the usual vacation period of Employer in accordance with such vacation schedules as Employer may prescribe.

     7. Both parties recognize that the services to be rendered by Employee pursuant to this Agreement are extraordinary and unique. During the Term of this Agreement, and during any subsequent employment of Employee by Employer, Employee shall not, directly or indirectly, enter into the employ of or render any services to any person, partnership, association or corporation engaged in a business or businesses in any way, directly or indirectly, competitive to those now or hereafter engaged in by Employer or by any of its subsidiaries during the Term of this Agreement and during any subsequent employment of Employee by Employer and Employee shall not engage in any such business, directly or indirectly on his own account and, except as permitted by Section 3 of this Agreement, Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. For a period of two (2) years following termination of employment, Employee shall not directly or indirectly (i) engage or otherwise he involved in the recruitment or employment of the Employer's employees or any individual who was such an employee within one (1) year of any such termination of employment,
(ii) solicit or assist in obtaining business from a customer of the Employer who was a customer during the two (2) year period prior to termination of employment, with respect to comments regarding Employer, or (iii) communicate, publish, or otherwise transmit, in any manner whatsoever, untrue or negative information or comments regarding Employer.

     Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Employee from any breach of this Agreement, but nothing herein contained shall be construed to prevent Employer from pursuing such other remedies as Employer may elect to invoke.

     In the event Employee separates from the service of the Employer (or successor to Employer which assumes this Agreement) and all members of the Corporate Group at the end of the Term or the end of the term of any "proposed renewal contract" as hereinafter set forth in this Section, then, except as hereinafter provided, Employer shall pay to Employee weekly or bi-weekly in accordance with Employer's payroll practices as severance pay, an amount equal to one hundred percent (100%) of Employee's base salary under Section 4(a) in effect at time of termination of employment (e.g., at rate of $280,000 plus CPI Adjustment per annum if termination is April 1, 2010) for a period of three (3) years, or until Employee reaches age 65 or until Employee's death, whichever first occurs. The foregoing severance payments shall not apply if (i) Employee is discharged for cause or (ii) Employee rejects a "proposed renewal contract" having a term of at least three (3) years and otherwise having at least the same terms and conditions as in effect on March 31, 2010, or at the end of the term of any subsequent renewal contract, provided no such renewal contract will continue past Employee's 65th birthday and will automatically terminate on such date unless the parties otherwise mutually agree in writing. Furthermore, if Employee violates the confidentiality clause in Section 3 or violates or challenges the enforceability of any of the clauses of this Section 7, Employer may, in addition to all other remedies to which it is entitled, cease the payments under this Section 7. The severance pay hereunder is not payable in the event Employee dies during the Term or for any time period following his death during the above severance pay period. In the event Employee is disabled at the end of the Term and receiving payments under Section 4(c), then the payment under this Section 7 shall be at the rate of fifty percent (50%), and not one hundred percent (100%), of Employee's base salary under Section 4(a) in effect at time of termination of employment and shall be in lieu of any payments under Section 4(c) which payments shall terminate so that there is no duplication of payment; provided, however, if such disability ceases prior to the end of the two (2) year time period, the payment rate shall be one hundred percent (100%) so long as any disability does not recur. During the period in which Employer makes payment to Employee under this Section 7, Employee agrees to be available for reasonable telephonic consultation as to matters Employee worked on during the Term.

     Notwithstanding the foregoing, no payment shall be made to the Employee on account of severance prior to the first day of the seventh month following separation from service. Payments delayed as a result of this provision shall be made in a lump sum in the first payment of severance that coincides with or next follows the first day of the seventh month following the Employee's separation from service.

     8. In the event any provision of Section 7 of this Agreement shall be held invalid or unenforceable by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

     9. (a) Employee shall have the right to cancel and terminate this Agreement effective within 75 days following a "Change in Control" as hereinafter defined provided that Employee give 75 days' prior written notice to the Employer. Upon such termination becoming effective pursuant to such notice by Employee, (a) Employer and Employee shall be released from all further liability and obligations provided for in the Agreement, except that Employee shall still be subject to and bound by his obligations under Section 7 as modified herein; (b) Employer shall pay to Employee his Bonus for the prior calendar year (if not previously paid) as and to the extent provided for in
Section 4 (d); and (c) Employee shall be paid in a lump sum on the effective date of termination the amount of $1,200,000. If Employee is disabled at the time of this notice under this Section 9(a), the above payments shall be in lieu of the payments provided under Section 4(c) which payments shall cease and terminate at the end of the 75 day notice period. In the event of Employee's death during the 75 day notice period, any amounts still payable to Employee by reason of such termination shall be paid to his widow if she shall survive him, or if she shall predecease him, to his surviving issue, per stirpes and not per capita. The notice under this Section 9 must be given within 60 days of the occurrence of the applicable event or be deemed waived. To the extent any such payments made pursuant to this Section 9(a) above are deemed to be an "excess parachute payment" under Section 2800 of the Internal Revenue Code of 1986, as amended (the "Code") and are subject to tax pursuant to Section 4999 of the Code, such payments shall be grossed up in such a manner as to offset the effect of such excise tax on such payments. For purpose of this Section 9, the phrase "Change in Control" shall have the meaning set forth in Section 9(d). For further purposes of this Section 9(a) or in the event Employer rejects this Agreement in a proceeding for relief under Chapter 11 of the Bankruptcy Code, then, in either such case, the restriction in Section 7(ii) shall only apply to a customer of Employer who was a customer during the six (6) month period prior to termination of employment with respect to replacing Employer's leased products with competitor's purchased or leased products or Employer's service contracts with replacement service contracts for Employer's equipment, as long as such service or lease agreement is in effect (including continuation of use or other extension beyond the termination date thereof). The restrictions in
Section 7(i) and (iii) shall continue without modification, but the obligation to provide telephonic consulting shall terminate.

         (b) In the event there is a Change in Control when a change in the majority of the Board of Directors is approved by Richard Brandt (or, in the event of his death, a majority of David Brandt, Matthew Brandt and Thomas Brandt) then, notwithstanding such approval, (i) the Term of this Agreement shall be extended for an additional three (3) years (each an "extended year") through March 31, 2013, (ii) the salary during each such extended year shall be at the higher of the annual rate of Two Hundred Ninety Five Thousand Dollars ($295,000) or the salary rate in effect on March 31,2010 based on the CPI Adjustment, (iii) the salary shall continue to be adjusted by the CPI Adjustment for the last two years of the extended Term based on the increase from April 1, 2010, and (iv) Employee shall be entitled to a Bonus for each such extended year equal to the greater of the Bonus rate in effect for 2009 or the highest annual Bonus paid Employee during the five (5) calendar year period preceding such approved Change in Control. In the event of a Change in Control, services rendered by Employee for the balance of the Term will be of a type, dignity and nature appropriate to the President and Chief Executive Officer of the Employer and of similar responsibility and authority as then being rendered.

         (c) In the event of a Change in Control under either (x) Section 9(a), whether or not Employee terminates this Agreement, or (y) Section 9(b) above, then Employer shall give Employee, (i) to the extent Employee did not receive credit for service because a freeze was in effect, additional ASRB under Section 4(g) under the present Plan for the amount of such credit not realized because of the freeze; and (ii) if the Employer discontinues such Plan, (x) additional ASRB for the amount of credit for service not realized because of discontinuance, and (y) ASRB as provided in Section 4(g) as if such Plan had not been discontinued.

         (d) For purpose of this Section 9, the phrase "Change in Control" shall be deemed to have occurred if both the conditions in (i) and (ii) are satisfied, such that both the Change in Control requirement in the Agreement prior to its amendment and restatement and the Change in Control definition specified in the final 409A regulations must be satisfied for the foregoing rights to be exercised.

         (i) A "Change in Control" shall occur if (x) any person (as such term is used in Sections l3(d) and 14(d)(2) of the Securities Exchange Act of 1934) hereafter becomes the beneficial owner, directly or indirectly, of securities of Employer, representing 25% or more of the combined voting power of the Employer's then outstanding securities (other than Richard Brandt and/or members of his family, directly or indirectly through trusts or otherwise), and (y) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Employer cease by reason of a contested election to constitute at least a majority thereof; unless Richard Brandt (or, in the event of his death, a majority of David Brandt, Matthew Brandt and Thomas Brandt) shall have approved such change in the majority. For further purposes of this Section 9(a) or in the event Employer rejects this Agreement in a proceeding for relief under Chapter 11 of the Bankruptcy Code, then, in either such case, the restriction in Section 7(ii) shall only apply to a customer of Employer who was a customer during the six (6) month period prior to termination of employment with respect to replacing Employer's leased products with competitor's purchased or leased products or Employer's service contracts with replacement service contracts for Employer's equipment, as long as such service or lease agreement is in effect (including continuation of use or other extension beyond the termination date thereof). The restrictions in
Section 7(i) and (iii) shall continue without modification, but the obligation to provide telephonic consulting shall terminate.

         (ii) Change in Control means a change in ownership as described in paragraph (A), a change in effective control as described in paragraph (B), or a change in ownership of a substantial portion of the assets of (1) the Company or the member of the Corporate Group for whom the Employee is performing services at the time of the Change in Control, (2) the corporation that is liable for the payment of the deferred compensation under the Plan (or all corporations liable for the payment if more than one corporation is liable) or (3) a corporation that is a majority shareholder of the corporation identified in (1) or (2), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (1) or (2) (individually and collectively, the "Corporation").

             (A) Change in Ownership.  A change in the ownership occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (D)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (as described in paragraph (B)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (A) applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in such Corporation remains outstanding after the transaction.

             (B) Change in the effective control of the Corporation.
                 Notwithstanding that the Corporation has not undergone a change in ownership under paragraph (A), a change in the effective control of a corporation occurs on the date that either -

                 (1) Any one person, or more than one person acting as a group
                     (as determined under paragraph (E)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

                 (2) a majority of members of the Corporation's board of
                     directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (2) the term Corporation refers solely to the relevant corporation identified in paragraph (i) for which no other corporation is a majority shareholder for purposes of that paragraph.

                 (3) Multiple Change in Control Events.  A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control under paragraph (A) or (C).

In the absence of an event described in paragraph (1), (2), or (3) a change in the effective control of a Corporation will not have occurred. Further, if any one person, or more than one person acting as a group, is considered to effectively control a Corporation, the acquisition of additional control of the Corporation by the same person or persons is not considered to cause a change in the effective control of the Corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (b).

             (C) Change in the ownership of a substantial portion of a
                 Corporation's assets. A change in the ownership of a substantial portion of a Corporation's assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (E)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

             (D) Transfers to a related person.  Notwithstanding the foregoing, there is no Change in Control under paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph (D). A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to -

                 (1) A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

                 (2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

                 (3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

(4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (3).

For purposes of this paragraph (D) and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

         (e) Persons acting as a group.  For purposes of paragraphs (A), (B) and
(C), persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to and to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

         (f) Stock ownership. Code Section 318(a) shall apply for purposes of determining stock ownership under this Section.

     9. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     10. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and served personally or sent by United States certified or registered mail, return receipt requested, or overnight courier such as Federal Express or Airborne to his address as stated on Employer's records, in the case of Employee, or to the office of Trans-Lux Corporation, attention of the Chairman or Chief Financial Officer, 26 Pearl Street, Norwalk 06850, in the case of Employer, or such other address as designated in writing by the parties.

     11. This Agreement shall be construed in accordance with the laws of the State of New York.

     12. This instrument contains the entire agreement between the parties and supersedes as of January 1, 2009 the Agreement between Employer and Employee dated as of April l, 2005 as amended. It may not be changed, modified, extended or renewed orally except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, discharge or extension is sought.

     IN WITNESS WHEREOF, this Agreement has been duly executed on this 31st day
                                                                       ----
of December, 2008.

                                        TRANS-LUX CORPORATION




                                        By: /s/ Angela D. Toppi
                                           -------------------------------------
                                           Executive Vice President



                                            /s/ Michael R. Mulcahy
                                           -------------------------------------
                                           Michael R. Mulcahy (as "Employee")
                                           President and Chief Executive Officer

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